2008-13

Contact:  R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON SECOND QUARTER EARNINGS PER SHARE $0.65 VS $0.54 LAST YEAR

•	Earnings per share up 27 percent from prior year, excluding 2007 gain on tax matters
•	Orders again exceed revenues, backlog reaches $5.2 billion
•	2008 full-year earnings expectations raised to $2.64 to $2.68 per share

HOUSTON (July 30, 2008) -- Cameron (NYSE: CAM) reported net income of $152.0 million, or $0.65 per diluted share, for the quarter ended June 30, 2008, compared with net income of $123.2 million, or $0.54 per diluted share, for the second quarter of 2007.  The 2007 results included a gain of $0.03 per diluted share related to the favorable resolution of certain tax matters.
Total revenues were $1,480.6 million for the quarter, up 30 percent from 2007’s $1,139.0 million, and income before income taxes was $223.5 million, up 26 percent from the $176.8 million of a year ago.  Cameron President and Chief Executive Officer Jack B. Moore said that the results reflect an increase of nearly 40 percent in revenues and income before income taxes for the Drilling & Production Systems (DPS) group, driven primarily by gains in the subsea and drilling product lines.  “Project delivery performance in DPS exceeded our expectations,” Moore said, “leading to a stronger level of earnings than we had originally forecast for the quarter.”
Record orders posted in valves, compression businesses; backlog at another new record
Total orders for the second quarter of 2008 were $1.80 billion, up 37 percent from year-ago levels.  Moore noted that both the Valves & Measurement (V&M) group and the Compression Systems division posted the highest quarterly orders in their history, and that the DPS group orders exceeded $1 billion for the third consecutive quarter.  “The V&M orders reflected another strong quarter for the engineered valves business and continued strength in the other valves product lines,” Moore said.  “In addition, the Compression business saw record orders, driven by higher levels of international bookings in the centrifugal product line.  Meanwhile, the sequential decline in subsea bookings for DPS was due to the lack of any large project orders, and was partially offset by a strong level of orders for drilling equipment.”  He noted that year-to-date orders totaled approximately $3.76 billion, up 47 percent from the $2.56 billion of the first half of 2007, and that at June 30, 2008, total backlog was a record $5.22 billion, up from the prior quarter’s record of $4.90 billion and the June 30, 2007 level of $3.98 billion.
Cash flow remains healthy, further investment in facilities under way
Moore said that the Company’s year-to-date cash flow from operations was approximately $249 million, compared with approximately $54 million in the first half of 2007.  “Higher net income and a moderation in inventory growth contributed to the improvement in cash flow,” he said.  “For the full year, we expect our free cash flow, or cash available after capital expenditures, to be in excess of $350 million.”
Moore said that Cameron spent approximately $96 million in capital expenditures in the first half, with most of that directed toward continued plant capacity expansions and machine tool upgrades.  He noted that the Company anticipates capital expenditures to total approximately $270 million for the full year 2008, including the construction of the new surface facility in Romania.  “We have also elected to make an additional investment of approximately $70 million to add capacity in our subsea facility in Malaysia,” Moore said.  “This will increase our effective subsea tree manufacturing capacity to more than 200 trees company-wide, reflecting the continuing active level of orders and inquiries from subsea customers.”   Moore said most of the expenditures related to the Malaysian capacity increase will be made in 2009, with the expansion to be complete by early 2010.
Moore also said that the Company completed a $750 million Senior Notes offering in June, adding to Cameron’s balance sheet flexibility and extending maturities on the Company’s outstanding debt.
Balance sheet solid, share repurchase continues
At June 30, 2008, Cameron’s total debt, net of cash and short-term investments, was $49.3 million, down from $179.1 million at March 31, 2008, and the Company’s net debt-to-capitalization ratio was approximately 2.1 percent.
Moore said that Cameron repurchased 755,600 shares of its common stock during the quarter at an average price of $50.12 per share, and has now spent more than $154 million on share buybacks in the first half of 2008.  He said that the Company continues to consider acquisition opportunities, and also expects to pursue additional repurchases of common stock.
Full-year earnings expectations increased
Moore said that Cameron’s third quarter earnings are expected to be in the range of approximately $0.69 to $0.71 per share, and that full-year earnings are expected to be approximately $2.64 to $2.68 per share, compared with the Company’s previous guidance of $2.50 to $2.60 per share for the year.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future earnings of the Company (including third quarter and full year 2008 earnings per share estimates), as well as expectations regarding future cash flows and use of funds for capital spending, acquisitions and stock repurchases, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels based on these expectations.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Drilling & Production Systems	$951.8	$682.9	$1,816.6	$1,296.6
Valves & Measurement	366.9	315.5	711.4	611.4
Compression Systems	161.9	140.6	291.9	228.1
Total revenues	1,480.6	1,139.0	2,819.9	2,136.1

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,063.2	792.2	2,028.6	1,486.1
Selling and administrative expenses	161.8	143.2	319.2	269.3
Depreciation and amortization	31.3	27.1	63.2	53.0
Interest income	(6.4)	(6.3)	(12.5)	(17.3)
Interest expense	7.2	6.0	12.2	12.8
Total costs and expenses	1,257.1	962.2	2,410.7	1,803.9

Income before income taxes	223.5	176.8	409.2	332.2
Income tax provision	(71.5)	(53.6)	(130.9)	(108.0)
Net income	$152.0	$123.2	$278.3	$224.2

Earnings per common share:(1)
Basic	$0.70	$0.56	$1.28	$1.02
Diluted	$0.65	$0.54	$1.20	$0.98

Shares used in computing earnings per common share:(1)
Basic	216.6	218.7	216.7	220.4
Diluted	233.1	228.8	231.8	229.5

EBITDA:
Drilling & Production Systems	$169.4	$123.1	$316.1	$239.7
Valves & Measurement	78.6	72.6	152.6	141.7
Compression Systems	29.4	26.3	51.7	36.9
Corporate and other	(21.8)	(18.4)	(48.3)	(37.6)
Total	$255.6	$203.6	$472.1	$380.7

[1]	Prior year earnings per common share and shares used in computing earnings per common share have been revised to reflect the 2-for-1 stock split effective December 28, 2007.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets:
Cash and cash equivalents	$1,534.1	$739.9
Receivables, net	950.9	797.5
Inventories, net	1,467.2	1,413.4
Other	141.5	121.1
Total current assets	4,093.7	3,071.9

Plant and equipment, net	893.7	821.1
Goodwill	685.6	647.8
Other assets	205.9	190.0
Total Assets	$5,878.9	$4,730.8

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$327.7	$8.8
Accounts payable and accrued liabilities	1,713.0	1,677.1
Accrued income taxes	44.1	7.0
Total current liabilities	2,084.8	1,692.9

Long-term debt	1,255.7	745.1
Postretirement benefits other than pensions	15.9	15.8
Deferred income taxes	80.3	68.7
Other long-term liabilities	110.0	113.4
Total liabilities	3,546.7	2,635.9

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 232,341,726 shares issued at June 30, 2008 and December 31, 2007	2.3	2.3
Capital in excess of par value	1,167.6	1,160.8
Retained earnings	1,535.1	1,256.8
Accumulated other elements of comprehensive income	155.5	101.0
Less: Treasury stock, 15,880,501 shares at June 30, 2008 (14,332,927 shares at December 31, 2007)	(528.3)	(426.0)
Total stockholders’ equity	2,332.2	2,094.9

Total Liabilities and Stockholders’ Equity	$5,878.9	$4,730.8

Cameron
Unaudited Consolidated Condensed Statements Of Cash Flows
($ millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$152.0	$123.2	$278.3	$224.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24.2	20.0	47.5	39.4
Amortization	7.1	7.1	15.7	13.6
Non-cash stock compensation expense	6.0	7.7	16.0	14.2
Tax benefit of employee stock compensation plan transactions and deferred income taxes	3.3	(7.9)	2.5	11.8
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(81.8)	(61.8)	(143.0)	(51.0)
Inventories	24.4	(124.4)	(18.6)	(271.5)
Accounts payable and accrued liabilities	60.1	81.2	29.4	113.9
Other assets and liabilities, net	9.7	(27.6)	21.6	(40.3)
Net cash provided by operating activities	205.0	17.5	249.4	54.3

Cash flows from investing activities:
Capital expenditures	(50.9)	(55.0)	(96.0)	(108.0)
Acquisitions, net of cash acquired	—	(31.7)	(57.5)	(75.7)
Proceeds from sale of plant and equipment	0.6	2.0	0.9	3.6
Net cash used for investing activities	(50.3)	(84.7)	(152.6)	(180.1)

Cash flows from financing activities:
Short-term loan (repayments) borrowings, net	(90.2)	(207.2)	80.3	(199.1)
Issuance of long-term senior notes	747.9	—	747.9	—
Debt issuance costs	(5.5)	—	(5.5)	—
Purchase of treasury stock	(34.1)	(126.5)	(154.5)	(277.4)
Proceeds from stock option exercises	9.2	13.1	10.1	22.3
Excess tax benefits from employee stock compensation plan transactions	7.6	6.6	14.4	11.6
Principal payments on capital leases	(1.6)	(1.6)	(3.3)	(2.6)
Net cash provided by (used for) financing activities	633.3	(315.6)	689.4	(445.2)

Effect of translation on cash	1.7	1.3	8.0	4.9

Increase (decrease) in cash and cash equivalents	789.7	(381.5)	794.2	(566.1)

Cash and cash equivalents, beginning of period	744.4	848.9	739.9	1,033.5

Cash and cash equivalents, end of period	$1,534.1	$467.4	$1,534.1	$467.4

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Drilling & Production Systems	$1,165.9	$828.6	$2,565.6	$1,558.1
Valves & Measurement	418.6	345.6	785.1	700.3
Compression Systems	217.3	139.9	405.6	307.0
Total	$1,801.8	$1,314.1	$3,756.3	$2,565.4

Backlog

	June 30, 2008	December 31, 2007	June 30, 2007

Drilling & Production Systems	$3,960.9	$3,203.0	$2,938.9
Valves & Measurement	768.5	685.2	718.3
Compression Systems	488.1	380.1	323.2
Total	$5,217.5	$4,268.3	$3,980.4

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended June 30, 2008
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$153.2	$70.8	$25.7	$(26.2)	$223.5
Depreciation & amortization	16.2	7.8	3.7	3.6	31.3
Interest income	—	—	—	(6.4)	(6.4)
Interest expense	—	—	—	7.2	7.2

EBITDA	$169.4	$78.6	$29.4	$(21.8)	$255.6

	Three Months Ended June 30, 2007
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$109.4	$65.1	$23.0	$(20.7)	$176.8
Depreciation & amortization	13.7	7.5	3.3	2.6	27.1
Interest income	—	—	—	(6.3)	(6.3)
Interest expense	—	—	—	6.0	6.0

EBITDA	$123.1	$72.6	$26.3	$(18.4)	$203.6

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Six Months Ended June 30, 2008
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$282.2	$137.0	$44.4	$(54.4)	$409.2
Depreciation & amortization	33.9	15.6	7.3	6.4	63.2
Interest income	—	—	—	(12.5)	(12.5)
Interest expense	—	—	—	12.2	12.2

EBITDA	$316.1	$152.6	$51.7	$(48.3)	$472.1

	Six Months Ended June 30, 2007
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$212.7	$126.9	$30.3	$(37.7)	$332.2
Depreciation & amortization	27.0	14.8	6.6	4.6	53.0
Interest income	—	—	—	(17.3)	(17.3)
Interest expense	—	—	—	12.8	12.8

EBITDA	$239.7	$141.7	$36.9	$(37.6)	$380.7